Exhibit B

DIP CREDIT AGREEMENT

This DIP CREDIT AGREEMENT (this "Agreement"), dated as of September 26, 2005, is entered into by and between Entergy New Orleans, Inc., a Louisiana corporation, as a debtor-in-possession ("Borrower"), and Entergy Corporation, a Delaware corporation ("Lender").

W I T N E S S E T H:

WHEREAS, on September 23, 2005 (the "Petition Date"), Borrower commenced Chapter 11 Case No. [__________] (the "Chapter 11 Case") by filing a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), with the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court"). Borrower continues to operate its business and manage its property as a debtor and debtor-in-possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

WHEREAS, Borrower has requested that Lender provide a secured uncommitted revolving credit facility to Borrower of up to Two Hundred Million Dollars ($200,000,000) to fund the working capital and general corporate requirements of Borrower, including reconstruction costs, during the pendency of the Chapter 11 Case;

WHEREAS, Lender may from time to time in its sole discretion, upon the request of Borrower, make loans to Borrower hereunder in amounts not exceeding in the aggregate at any time outstanding Two Hundred Million Dollars ($200,000,000);

WHEREAS, Borrower has agreed to secure all of its obligations under this Agreement by granting to Lender, under and pursuant to the Financing Orders (as defined below), a security interest in and lien upon the Collateral having the priority specified in the Financing Orders.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants, conditions and provisions hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

    Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    "Business Day" shall mean any day other than a Saturday, Sunday or a public or bank holiday or the equivalent for banks generally under the laws of New York and Louisiana.

    "Change of Control" shall occur if Lender shall fail to own or control, directly or indirectly, 100% of the outstanding capital stock of Borrower.

    "Collateral" shall have the meaning assigned to such term in the Financing Order.

    "Cost of Funds Rate" means, as of any date of determination, a per annum rate equal to the weighted average cost as of such date of all outstanding Borrowings under (and as defined in) that certain Credit Agreement, dated as of May 25, 2005, among Lender, the financial institutions party thereto as "Banks" and Citibank, N.A., as Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (or any agreement that replaces such agreement as the primary revolving credit facility of Lender). The Cost of Funds Rate shall be calculated daily.

    "Interim Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after an interim hearing (assuming satisfaction of the standards prescribed in Section 364 of the Bankruptcy Code and Bankruptcy Rule 4001 and other applicable law), together with all extension, modifications, and amendments thereto, in form and substance satisfactory to Lender, which, among other matters but not by way of limitation, authorizes, on an interim basis, Borrower to execute and perform under the terms of this Agreement.

    "Final Order" means, collectively, the order of the Bankruptcy Court entered in the Chapter 11 Case after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which order shall be satisfactory in form and substance to Lender (including such additional provisions not present in the Interim Order as Lender shall require), and from which no appeal or motion to reconsider has been timely filed, or if timely filed, such appeal or motion to reconsider has been dismissed or denied (unless Lender waives such requirement), together with all extensions, modifications and amendments thereto, which, among other matters but not by way of limitation, authorizes Borrower to obtain credit, incur (or guaranty) debt, and grant Liens under this Agreement and provides for the super priority of Lender's claim.

    "Financing Order" means, the Interim Order or the Final Order, whichever is in effect at the time of any determination hereunder, and "Financing Orders" means the Interim Order and the Final Order, collectively.

    "Governmental Authority" means any nation or government, any state, city, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

    "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever.

    "Maturity Date" means the earliest of (a) August 23, 2006, (b) November 10, 2005, if the Final Order has not been entered by the Bankruptcy Court on or prior to such date, (c) the date of acceleration of the Obligations of Borrower hereunder pursuant to Section 6, (d) the date of the closing of a sale of all or substantially all of Borrower's assets pursuant to Section 363 of the Bankruptcy Code or a confirmed plan of reorganization, and (e) the effective date of a plan of reorganization or arrangement in the Chapter 11 Case.

    "Maximum Amount" means (i) after entry of the Interim Order and until entry of the Final Order, One Hundred Fifty Million Dollars ($150,000,000) and (ii) after entry of the Final Order, Two Hundred Million Dollars ($200,000,000).

    "Obligations" means all unpaid principal of and accrued and unpaid interest on the Loans and all other expenses, reimbursements, indemnities and other obligations of Borrower to Lender hereunder.

    "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or Governmental Authority.

    "SEC Order" means an order or formal written approval by the Securities and Exchange Commission permitting Lender to make the Loans on an interest-bearing and paying basis, in form and substance satisfactory to Lender, and, from and after the date of the Final Order, on a priming lien basis.

    Revolving Facility.
      Loans. Lender may, in its sole discretion, upon request of Borrower in accordance with Section 1(b), make loans (each a "Loan" and collectively, the "Loans") to Borrower from time to time prior to the Maturity Date; provided, that after giving effect to any such Loan the aggregate principal amount of Loans outstanding under this Agreement shall not exceed the Maximum Amount. Borrower may borrow, repay, and, in the sole discretion of Lender, reborrow amounts hereunder in accordance with the terms hereof.
      Borrowing Requests. Borrower may from time to time request a Loan under Section 1(a) by providing Lender with a borrowing request in writing or by telephone (or as otherwise agreed between Borrower and Lender) specifying (a) the amount of the requested Loan and (b) the requested date thereof, which shall be a Business Day. Lender, in its discretion, will make such Loan to Borrower by wire transfer in accordance with the instructions provided by Borrower (or as otherwise agreed between Borrower and Lender).
      Interest.
        Each Loan evidenced by this Agreement shall bear interest from the respective date of borrowing until the date of repayment by maturity, acceleration or otherwise. Interest shall accrue on the principal balance of each Loan from time to time outstanding hereunder at the Cost of Funds Rate, payable monthly. Borrower shall pay interest in cash on each such Loan in arrears on a date during each month to be specified by Lender, commencing with the date to be specified by Lender for the month of October. In addition, on any partial or complete payment or prepayment of principal of the Loans, Borrower shall pay the accrued and unpaid interest on any portion of the Loans so paid or prepaid. Upon the occurrence and during the continuance of an Event of Default, (x) the outstanding principal amount of the Loans (and any overdue interest) shall bear interest at the Cost of Funds Rate plus 5.00% per annum, computed and payable as provided above and (y) Lender may require the payment in cash of accrued interest on demand or at regular intervals more frequent than monthly. In no event shall the interest rate under this paragraph (i) exceed the maximum rate permitted under applicable law.
        Notwithstanding paragraph (i) of this Section 2(c), the outstanding Loans hereunder shall not accrue interest at any time prior to receipt by Lender of the SEC Order. Upon receipt by Lender of the SEC Order, each Loan shall be deemed to have accrued interest nunc pro tunc to the respective date of borrowing in accordance with paragraph (i) above, and all such accrued interest which otherwise would have come due hereunder had the SEC Order been in full force and effect shall be immediately due and payable.
    Payment.
    Payment at Maturity. All Loans shall be repaid by Borrower on the Maturity Date together with any accrued and unpaid interest on the principal being repaid on the Maturity Date.
    Prepayments. All cash receipts of Borrower shall be promptly paid to Lender for application to the Loans, subject to being reborrowed in accordance with the terms hereof.
    Method of Payment. All payments hereunder, including without limitation all payments of principal of and interest on the Loans, shall be made to Lender at its address referred to in Section 8(b) (or as otherwise agreed between Borrower and Lender) in immediately available funds. Whenever any payment hereunder becomes due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the interest due. Any payment made to Lender shall be applied in the following order: first, to the payment of any expenses owing to Lender; second, to the payment of interest on the Loans; third, to the payment of the principal amount of the Loans outstanding; and fourth, to any other amounts owing to Lender hereunder.
    Conditions to Effectiveness. This Agreement shall become effective as of the date first above written upon satisfaction of each of the following:
      Agreement. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower and Lender.
      Approvals. Lender shall have received satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement.
      Automatic Stay. The automatic stay shall have been modified to permit the creation and perfection of Lender's Liens and security interests and shall have been automatically vacated to permit enforcement of Lender's rights and remedies under this Agreement, as more fully set forth in the Interim Order.
      Interim Order. Entry by the Bankruptcy Court of the Interim Order by no later than September 26, 2005, in form and substance satisfactory to Lender.

5. Events of Default. Each of the following events shall be referred to herein as an "Event of Default":

    failure to make any payment of any installment of principal of or interest upon any Loan when due and payable; or
    the occurrence of any Change of Control; or
    Lender shall not have received, on or prior to November 30, 2005, the SEC Order; or
    either Lender or Borrower shall have failed to receive, as and when required, any consent or approval from any Governmental Authority necessary in order for such party to perform its obligations hereunder in accordance with all applicable laws, rules and regulations; or
    Borrower or its property shall become subject to any law, rule, regulation, tariff or rate ruling issued by any Governmental Authority that shall have, in the reasonable judgment of Lender, a material adverse effect on the ability of Borrower to collect reasonable fees and charges for its products and services; or
    any event occurs that has, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, prospects or financial or other condition of Borrower; or
    the occurrence of any of the following in the Chapter 11 Case:
      the entry of an order amending, supplementing, staying, vacating or otherwise modifying this Agreement or the Interim Order or the Final Order without the written consent of Lender (other than the replacement of the Interim Order with the Final Order);
      the appointment of an interim or permanent trustee in the Chapter 11 Case or the appointment of a responsible person or an examiner in the Chapter 11 Case with expanded powers to operate or manage the financial affairs, the business, or reorganization of Borrower;
      the dismissal of the Chapter 11 Case, or the conversion of the Chapter 11 Case from one under Chapter 11 to one under Chapter 7 of the Bankruptcy Code;
      the entry of an order by the Bankruptcy Court granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a Lien on any Collateral or (y) to permit the perfection of any Lien on the Collateral unless such Lien is or shall be junior in priority to the Liens of Lender therein (other than Liens equal to or senior to the Liens of Lender under and in accordance with the Financing Order);
      the entry of an order in the Chapter 11 Case avoiding or requiring repayment of any portion of the payments made on account of the Obligations owing under this Agreement;
      the entry of an order in the Chapter 11 Case granting any other super priority administrative claim or Lien equal or superior to that granted to Lender (other than claims and Liens equal to or senior to the claims and Liens of Lender under and in accordance with the Financing Order); or
      the Financing Order ceases to be in full force and effect.

6. Remedies.

(a) Certain Action Following a Default. If any Event of Default shall occur, then in each and every such case, Lender may, in its sole discretion (i) by notice in writing to Borrower declare all or any part of the unpaid balance of the Loans then outstanding to be immediately due and payable and (ii) subject to such limitations, if any, set forth in the Financing Order, exercise any rights and remedies provided to Lender under this Agreement, under the Financing Order or at law or equity.

(b) Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of Lender's rights hereunder and under any other document between Lender and Borrower shall be cumulative.

(c) Waivers. To the extent that such waiver is not prohibited by the provisions of applicable law that cannot be waived, Borrower hereby waives (1) all presentments, demands for performance, notices of nonperformance (except to the extent required by this Agreement), protests, notices of protest and notices of dishonor; (2) any requirement of diligence or promptness on the part of Lender in the enforcement of its rights under this Agreement; (3) any and all notices of every kind and description which may be required to be given by any statute or rule of law; and (4) any defense (other than indefeasible payment in full) which it may now or hereafter have with respect to its liability under this Agreement.

7. Indemnification. Borrower agrees to indemnify, defend, and hold and save harmless Lender and its employees, agents, directors, members, management, officers or other affiliates (collectively, "Indemnitees") from any losses, damages, claims, actions, demands, or lawsuits of any kind whatsoever (including reasonably attorneys' fees) arising in any way directly or indirectly out of the transactions contemplated by this Agreement, except such as may be caused by the gross negligence or willful misconduct of the applicable Indemnitee. This Section 7 shall survive termination of this Agreement.

8. Miscellaneous.

    Expenses. Borrower agrees to pay all out-of-pocket expenses of Lender (including the reasonable fees and expenses of its counsel) in connection with the preparation of this Agreement and any amendments or supplements hereof and the enforcement of any provision of this Agreement or any such amendment or supplement.
    Notices. Any communication, notice or demand required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier at the address or telecopier number set forth in Schedule I hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
    Entire Agreement; Severability. This Agreement sets forth the parties' entire agreement and understanding in respect of the subject matter contained herein. Notwithstanding the foregoing, however, the Financing Order shall continue to govern the terms and conditions of the transactions contemplated hereby to the extent inconsistent with, or address matters not addressed in, this Agreement. If any term or provision hereof, or its application to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby and each term hereof shall be valid and enforceable to the fullest extent permitted by applicable law.
    Assignment. Neither this Agreement nor any of the rights, interests or obligations of Borrower hereunder shall be assigned or otherwise transferred by Borrower, nor may Borrower delegate performance hereunder, except with Lender's prior written consent. Lender may assign this Agreement to any of its subsidiaries or to its or their successors or survivors without Borrower's prior consent.
    Amendments; Waivers. All amendments, supplements or other modifications hereof must be made by written agreement of the parties hereto.
    Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF LOUISIANA. EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THE BANKRUPTCY COURT MAY HAVE TO BE HEARD BY A COURT OTHER THAN THE BANKRUPTCY COURT; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER.
    WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN SECTION 8(f). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8(b). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).
    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. A facsimile copy of a signature hereto shall have the same effect as the original of such signature.
    Reinstatement. In the event that any payment hereunder, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
    Binding Agreement. This Agreement and all Liens created hereby or pursuant hereto shall be binding upon Borrower, the estate of Borrower, and any trustee or successor in interest of Borrower in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Agreement shall be binding upon, and inure to the benefit of, the successors of Lender and its assigns, transferees and endorsees. The Liens created by this Agreement and the Financing Orders shall be and remain valid and perfected in the event of the substantive consolidation or conversion of the Chapter 11 Case or any other bankruptcy case of Borrower to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of the Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ENTERGY NEW ORLEANS, INC.

By: ____________________________
Name:
Title:

ENTERGY CORPORATION

By: ____________________________
Name:
Title:

SCHEDULE I

Notice Information

Borrower

[______________]
[______________]
[______________]

with a copy to:

Jones Walker
Four United Plaza
8555 United Plaza Boulevard
Baton Rouge, LA 70809
Attn: R. Patrick Vance, Esq.
Fax: (225) 248-2010

Lender

[______________]
[______________]
[______________]

with a copy to:

Cronin & Vris, LLP
380 Madison Avenue
New York, NY 10017
Attn: J. Ronald Trost, Esq.
Fax: (212) 883-1314

and

Sidley Austin Brown & Wood LLP
10 S. Dearborn St.
Chicago, IL 60603
Attn: Shalom L. Kohn, Esq.
Fax: (312) 853-7036

and

Kantrow Spaht Weaver and Blitzer (APLC)
P.O. Box 2997
Baton Rouge, LA 70821-2997
Attn: David S. Rubin
Fax: (225) 343-0630